UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 30, 2009

Echo Therapeutics, Inc.
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-23017 (Commission File Number)	41-1649949 (I.R.S. Employer Identification No.)

10 Forge Parkway Franklin, Massachusetts	02038
(Address of principal executive offices)	(Zip Code)
Company’s telephone number, including area code: (508) 553-8850
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On November 30, 2009, Echo Therapeutics, Inc. (the “Company”) entered into a Common Stock and Warrant Purchase Agreement (the “Purchase Agreement”) with certain strategic institutional and accredited investors (the “Investors”) in connection with the Company’s private placement (the “Financing”) of shares of its Common Stock, $0.01 par value (the “Common Stock”), at a price of $1.25 per share (the “Shares”). Under the terms of the Purchase Agreement, each Investor shall receive warrants to purchase a number of shares of Common Stock with an exercise price of $2.00 per share equal to seventy percent (70%) of the number of Shares purchased by such Investor (the “Warrants”).
     The Company received proceeds of $562,500 in connection with the Financing. The Company intends to use the net proceeds of the Financing primarily for working capital and general corporate purposes. In addition, $112,500 of the proceeds will be used to redeem shares of the Company’s outstanding Series B Stock in accordance with the Certificate of Designation, Rights and Preferences of the Series B Stock.
     Pursuant to the Purchase Agreement, the Company issued an aggregate of 315,000 Warrants to the Investors. The Warrants are immediately exercisable and expire no later than December 3, 2014. The exercise price is subject to adjustment for stock splits, combinations or similar events. The Warrants allow for cashless exercise. An exercise under the Warrants may not result in the holder beneficially owning more than 4.99% or 9.99%, as applicable, of all of the Common Stock outstanding at the time; provided, however, that a holder may waive the foregoing provision upon sixty-one (61) days’ advance written notice to the Company.
     The offer, sale and issuance to the investors of the Shares, Warrants, and shares of Common Stock issuable upon the exercise of the Warrants have been made in reliance on the statutory exemption from registration in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), have not been and will not be registered under the Securities Act, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act, and applicable state securities laws. The Company is not required to register for resale under the Securities Act (i) the Shares issued to the Investors, (ii) the Warrants or (iii) the Common Stock issuable upon the exercise of the Warrants.
     In connection with the Financing, the Company retained Boenning & Scattergood, Inc. as its placement agent (the “Placement Agent”). The Company agreed to pay the Placement Agent for its services as follows: (a) a cash fee equal to seven percent (7%) of the gross cash proceeds received by the Company in connection with the Financing; and (b) warrants to acquire a number of shares of Common Stock of the Company equal to 10% of the number of Shares issued to the Investors in the Financing at a per share exercise price equal to the greater of (i) 110% of the purchase price of the Shares issued in the Financing or (ii) the closing price of the Company’s Common Stock on the closing date. The warrants have a term of five (5) years and a cashless exercise provision. The Company also agreed to pay reasonable out of pocket expenses of the Placement Agent incurred in connection with the Financing in an amount not to exceed $5,000.
     The foregoing descriptions of the Purchase Agreement, the Warrants and the transactions contemplated therein and thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements and instruments, which are filed as exhibits hereto and are incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Company.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 is incorporated by reference into this Item 3.02. The Company’s issuance of the Shares pursuant to the Purchase Agreement was made in a transaction not involving any public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act. The Shares may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. An appropriate “restricted securities” legend was placed on the Shares issued pursuant to the Purchase Agreement.

Item 9.01	Financial Statements and Exhibits.
     The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHO THERAPEUTICS, INC.

Dated: December 3, 2009
	By:	/s/ Harry G. Mitchell Harry G. Mitchell
Chief Operating Officer,
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock

10.1	Common Stock and Warrant Purchase Agreement by and among the Company and the Investors named therein, dated as of November 30, 2009 *

*	Schedules and attachments have been omitted but will be provided to the Commission upon request.